Exhibit 99.1

Updated - Diadexus, Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

SOUTH SAN FRANCISCO, CA -- (Marketwired) -- 03/28/16 -- Diadexus, Inc. (OTCQB: DDXS) -- The enclosed Condensed Statements of Operations and the Condensed Balance Sheets are updated for appropriate classification of three line items.

Diadexus, Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

SOUTH SAN FRANCISCO, Calif., March 28, 2016 -- Diadexus, Inc. (OTCQB: DDXS), a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, today announced financial results for the fourth quarter and year ended December 31, 2015 and provided an update on its business.

“Over the past year, we have executed a strategy intended to evolve our business model from serving a concentrated group of customers to building a broad, diversified base of new lab customers through the launch of our PLAC® Activity Test,” said Lori Rafield, Ph.D., Chairman and Chief Executive Officer for Diadexus.  “Our entirely new and deeply experienced sales and marketing team is focused on contracting with and driving demand from this new channel of customers, including major hospital systems, regional reference labs, clinics and physician office labs. As we add new lab customers, we are seeing solid traction with growing volumes of the PLAC® Activity Test during the first quarter of 2016 compared to the fourth quarter of 2015 when our team actively launched this new test. Our leadership team is laser-focused on deploying our resources to continue to accelerate the revenue growth potential of PLAC® Activity.”

Full Year 2015 Financial Results

Total product sales for the year ended December 31, 2015 were $18.0 million, compared to $21.2 million for the year ended December 31, 2014.  The decrease in product sales was primarily due to lower PLAC® ELISA sales to Health Diagnostics Laboratory (HDL), previously the Company’s largest customer, which filed for bankruptcy in June 2015. Total revenues for the year ended December 31, 2015 were $18.1 million, compared to $26.4 million for the year ended December 31, 2014. This decrease was primarily attributable to a reduction in service revenues as Diadexus completed a $5 million agreement with GSK in the fourth quarter of 2014.

Total operating costs and expenses for the year ended December 31, 2015 were $23.4 million, compared to $33.4 million for the year ended December 31, 2014. This reduction was primarily from lower personnel expenses following the restructuring implemented during the fourth quarter of 2014, continued cost containment initiatives, and lower research and development expenses. Research and development expenses for the year ended December 31, 2014 included a $1.7 million license payment to B.R.A.H.M.S. for heart failure biomarkers.

The Company’s net loss for the year ended December 31, 2015 was $7.2 million, or $1.83 per share, compared to a net loss of $8.5 million, or $2.30 per share, for the year ended December 31, 2014.

Cash and cash equivalents at December 31, 2015 were $9.1 million. Cash used in operating activities decreased to $5.5 million for the year ended December 31, 2015, compared to $7.0 million for the year ended December 31, 2014.

Fourth Quarter 2015 Financial Results

Total product revenues for the fourth quarter of 2015 were $3.5 million, compared to $4.6 million for the fourth quarter of 2014. This decrease was from lower PLAC® ELISA sales to HDL. Total revenues for the fourth quarter of 2015 were $3.5 million, compared to $6.0 million for the fourth quarter of 2014. This decrease was primarily attributable to a reduction in service revenues as the Company completed an agreement with GSK in the fourth quarter of 2014.

Total operating costs and expenses for the fourth quarter of 2015 were $4.5 million, compared to $7.9 million for the fourth quarter of 2014.  This reduction was primarily the result of lower personnel expenses following the restructuring implemented during the fourth quarter of 2014 and continued cost containment initiatives.

The Company’s net loss for the fourth quarter of 2015 was $1.5 million, or $0.37 per share, compared to a net loss of $2.3 million, or $0.62 per share, in the fourth quarter of 2014.

Corporate Update

Leadership Team

●

Diadexus appointed an entirely new commercial leadership team in the third quarter of 2015 with Hodi Hammond as Vice President of Sales and Jonathan Ruais as Vice President of Marketing.  Mr. Hammond brings extensive experience in cardiac biomarker sales and commercial strategy within the diagnostic market, through working at Biosite and Alere, and has built an extensive network of hospital relationships over the course of his career.  Mr. Ruais brings expertise in the heart failure market and has deep experience in the marketing of novel cardiovascular brands and life cycle management of commercial products.

PLAC® Business

●	PLAC® ELISA
o	PLAC® ELISA is Diadexus’ first FDA-cleared test and generates valuable revenue and cash flow from its sale to national and cardiovascular specialty lab customers.

●	PLAC® Activity
o	PLAC® Activity is Diadexus’ second FDA-cleared test, which the Company launched actively in the fourth quarter of 2015.
o

The Company’s new commercial team is contracting with and driving demand from a broad and diversified channel of new lab customers for this product, including hospital systems, regional reference labs, clinics and physician office labs. As the Company contracts with and enables new customers, Diadexus’ sales team is educating physicians on the PLAC® Activity Test’s clinical utility and value from Lp-PLA2 testing as an independent marker to predict the risk of cardiac disease.

o

PLAC® Activity Test volumes have grown during the first quarter of 2016 compared to the fourth quarter of 2015 when this test was actively launched. The Company expects to continue adding new lab and hospital customers for this test during the first year of launch, with accelerating product sales revenue during 2016.

o	Both the PLAC® ELISA and PLAC® Activity Tests are covered by Medicare.

o

New data on the PLAC® Activity Test were presented at the American Heart Association (AHA) meeting in November 2015. The data demonstrated that Lp-PLA2 activity levels measured by the PLAC® Activity Test are associated with increased risk of coronary heart disease (CHD), regardless of gender, race or age. Approximately 75% of patients at risk for CHD events have no prior history of events. CHD risk is commonly assessed using the Framingham Risk Score, and the PLAC® Activity Test provides an incremental, independent assessment of risk beyond this score, with a 13% net reclassification improvement (NRI) demonstrated by using this test.

Heart Failure Franchise

●	proADM ELISA
o

proADM is a cardiac biomarker that provides physicians with predictive value in managing patients with acute symptoms of heart failure.  Diadexus plans to file a 510(k) regulatory submission before the end of 2016.

●	proADM Point-of-Care (POC)
o

Diadexus plans to use the ELISA assay as a predicate for the filing of the 510(k) for the point-of-care (POC) proADM test to support the long-term growth opportunity of this biomarker to be used as part of a cardiovascular risk assessment panel.

Clinical Development Support Business

●

Diadexus is in advanced discussions with potential pharmaceutical partners who are conducting large, late-stage clinical studies in patients with cardiac disease.  Diadexus aims to offer these partners Lp-PLA2 testing through its FDA-cleared PLAC® products.

●

Data from the Atherosclerosis Risk in Communities (ARIC) study published in June 2015 showed that higher PLAC® Activity levels predicted risk of CHD and death, even in patients who typically are considered to have lower risk with LDL-cholesterol (LDL-C) levels less than 100 mg/dl.  Even when patients achieve the recommended LDL-C levels using statin drugs as first-line therapy, patients may still have a hidden or residual risk of heart attack and death due to atherosclerosis. Clinicians need tools such as the PLAC® Activity Test to identify and select patients who may benefit from new lipid-lowering agents, such as the PCSK9 inhibitor drug class, as alternatives to statins.

About Diadexus, Inc.

Diadexus, based in South San Francisco, California, is a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, providing healthcare providers with actionable information for managing patients. The Company pioneered the testing of Lp-PLA2, a marker of vascular-specific inflammation that provides new information, over and above traditional risk factors measured in a lipid panel, and has over a decade of peer-reviewed literature validating its utility. Diadexus' products, The PLAC® Test ELISA Kit, first cleared by the FDA in 2003, and The PLAC® Test for Lp-PLA2 Activity, cleared in December 2014, are the only two FDA-cleared tests to measure Lp-PLA2.

The Company also has a pipeline of biomarkers for heart failure, proADM, proET-1 and proANP, each of which provide distinct, additive information for healthcare providers over currently available markers. Diadexus also provides services to pharmaceutical partners to address the need to incorporate biomarkers in clinical development. To learn more about the PLAC® tests, please visit www.plactest.com, or visit the Company's website at www.diadexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to our transition to a new business model and strategy, potential for revenue growth and expectations and guidance regarding our existing PLAC ELISA business, potential for pharmaceutical partner PLAC product collaborations, timing of regulatory submission and clinical and commercial need for our PLAC and ELISA tests. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve our revenue and cash guidance; sales of our PLAC® products in the marketplace; our ability to maintain or grow revenues from existing and new customers, including hospitals, clinics and physician labs; viability of our leading customers; product pricing and demand with a concentrated customer base; the continued focus of regulatory agencies and payors on costs and our laboratory customer practices; our ability to continue to build our heart failure franchise; our ability to identify and build products with additional biomarkers; third party payors' acceptance of and reimbursement for the PLAC® tests; our ability to continue to manufacture the PLAC® tests to meet customer demand; the potential for success of and timing of when our development efforts may be completed; the adequacy of our intellectual property rights and our ability to maintain a proprietary position for our lead product; our limited revenue and cash resources; our significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company; our ability to develop proADM for regulatory submission, and our ability to successfully integrate our new management leadership. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, we disclaim any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues:
Product sales	$3,493	$4,592	$17,987	$21,204
Service revenue	—	1,376	120	4,994
License revenue	5	0	7	225
Total revenues	3,498	5,968	18,114	26,423
Operating costs and expenses:
Product costs of revenue	1,064	1,580	5,362	6,764
Service costs of revenue	—	78	—	598
Sales and marketing	1,250	2,254	4,920	10,083
Research and development	811	1,080	4,339	6,347
General and administrative	1,366	2,904	7,839	9,612
Provision for doubtful accounts	—	(1)	904	1
Total operating costs and expenses	4,491	7,895	23,364	33,405
Loss from operations	(993)	(1,927)	(5,250)	(6,982)
Interest income, interest expense and other income (expense), net:
Interest income	1	1	3	3
Interest expense	(450)	(407)	(1,857)	(1,560)
Other income (expense), net	(79)	28	(51)	87
Loss before income tax	(1,521)	(2,305)	(7,155)	(8,452)
Income tax	(7)	2	11	15
Net loss	$(1,514)	$(2,307)	$(7,166)	$(8,467)
Net loss and comprehensive loss	$(1,514)	$(2,307)	$(7,166)	$(8,467)
Basic and diluted net loss per share:	$(0.37)	$(0.62)	$(1.83)	$(2.30)
Weighted average shares used in computing basic and diluted net loss per share	4,100,060	3,721,785	3,911,300	3,679,874

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$9,116	$14,946
Accounts receivable, net of reserve of $910 and $6 at December 31, 2015 and 2014, respectively	1,704	4,101
Inventories	186	578
Prepaid expenses and other current assets	398	500
Total current assets	11,404	20,125
Restricted cash	1,400	1,400
Property and equipment, net	302	637
Other long-term assets	49	131
Total assets	$13,155	$22,293
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$737	$1,023
Notes payable, current portion	14,357	957
Deferred revenues, current portion	21	120
Deferred rent, current portion	208	128
Unfavorable lease obligations	957	820
Accrued and other current liabilities	995	3,074
Total current liabilities	17,275	6,122
Non-current portion of notes payable	—	13,791
Non-current portion of deferred revenue	184	—
Non-current portion of deferred rent	—	208
Non-current portion of unfavorable lease obligation	—	957
Other long term liabilities	407	369
Total liabilities	17,866	21,447
Commitments and contingencies (Note 14)
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 4,100,060 and 3,783,195 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	41	38
Additional paid-in capital	210,777	209,171
Accumulated deficit	(215,529)	(208,363)
Total stockholders’ (deficit) equity	(4,711)	846
Total liabilities and stockholders’ (deficit) equity	$13,155	$22,293

Contact:

Diadexus, Inc.

Leone Patterson

Chief Financial Officer

(650) 246-6400

lpatterson@diadexus.com